Exhibit 5

M2 Law
Professional Corporation

Opinion of Counsel and Consent of Counsel

December 27, 2006

Board of Directors
Red Carpet Entertainment, Inc.

Re: Registration Statement on Form SB-2

As counsel to Red Carpet Entertainment, Inc., a Nevada corporation (the “Company”), I have participated in the preparation of the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 842,500 shares of the Company’s $.001 par value common stock owned by the selling shareholders.

As counsel to the Company, I have examined such corporate records, certificates and other Company documents, and made inquiries of such officers of the Company, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, I am of the opinion that the shares of the Company’s common stock owned by the selling shareholders have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to my firm contained therein under “Legal Matters.”

Sincerely,

M2 Law Professional Corporation

/s/ Michael J. Muellerleile
Michael J. Muellerleile, Esq.

500 Newport Center Drive, Suite 800, Newport Beach, California 92660
Tel: 949.706-1470 Fax: 949.706.1475